SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2013

Vermillion, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34810	33-059-5156
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12117 Bee Caves Road Building Three, Suite 100, Austin, TX  78738

(Address of principal executive offices, including zip code)

512.519.0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02         Termination of a Material Definitive Agreement.

On August 23, 2013, Vermillion, Inc. (the “Company” or “Vermillion”) sent Quest Diagnostics Incorporated (“Quest”) a notice of termination of the Strategic Alliance Agreement dated as of June 22, 2005 between the Company and Quest (as amended from time to time, the “Strategic Alliance Agreement”).

Vermillion previously sent Quest a notice of default under the Strategic Alliance Agreement, as reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 24, 2013. The Strategic Alliance Agreement provides that if a party fails to cure material defaults within 90 days of the date of a notice of default, the other party has the right to terminate the Strategic Alliance Agreement. The Company believes that Quest failed to cure the violations, breaches, and/or failures to perform identified in the notice of default during this period. Under the terms of the Strategic Alliance Agreement, a termination by Vermillion as a result of Quest’s default does not trigger any early termination penalties for Vermillion or Quest.

Notwithstanding the termination, Vermillion recognizes that Quest has played a significant role in providing physicians and patients with access to OVA1 and securing reimbursement for this test.  An ongoing commercial relationship with Quest is important to Vermillion and the Company is committed to continuing discussions with Quest to define a business structure that delivers value for both companies and assures patients can benefit from access to OVA1. As a result, Vermillion has agreed that Quest can continue to make OVA1 available to healthcare providers on the same financial terms following this termination while negotiating in good faith towards an alternative business structure.

Additional required disclosure

Under the terms of the Strategic Alliance Agreement, Quest was required to pay Vermillion a fixed payment of $50 per OVA1 performed, as well as 33% of its gross margin from revenue from performing OVA1 domestically.  Quest had the non-exclusive right to commercialize OVA1 on a worldwide basis, with exclusive commercialization rights in the clinical reference lab marketplace in the United States, India, Mexico, and the United Kingdom through September 11, 2014, with the right to extend the exclusivity period for one additional year. Quest is also a stockholder of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vermillion, Inc.

Date: August 26, 2013	By:	/s/ Eric Schoen
Eric Schoen
Vice President, Finance and Chief Accounting Officer